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                                  Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Michael Anthony Jewelers, Inc.
Mount Vernon, New York

We consent to the incorporation by reference in Registration Statements No. 333-29037 and No. 333-29029 of Michael Anthony Jewelers, Inc. on Form S-8 and in Registration Statement No. 333-74829 of Michael Anthony Jewelers, Inc. on Form S-3 of our report dated April 9, 1999 (April 14, 1999 as to the Asset Purchase Agreement with Eurospark Industries, Inc.) appearing in this Annual Report on Form 10-K of Michael Anthony Jewelers, Inc. for the year ended January 27, 2001.



Deloitte & Touche LLP

Parsippany, New Jersey
April 26, 2001